Exhibit 99.1

Allison Transmission Announces Third Quarter 2013 Results

•	Net Sales $466 million, Adjusted Net Income $101 million and Adjusted Free Cash Flow $116 million

•	Adjusted EBITDA $162 million or 34.7 percent of Net Sales

INDIANAPOLIS, October 28, 2013 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions and hybrid-propulsion systems, today reported net sales for the quarter of $466 million, a 6 percent decrease from the same period in 2012. Adjusted Net Income, a non-GAAP financial measure, for the quarter was $101 million, compared to Adjusted Net Income of $100 million for the same period in 2012, an increase of $1 million. Diluted earnings per share for the quarter were $0.24.

The decrease in net sales was principally driven by previously contemplated reductions in U.S. defense spending, lower demand in the North America energy sector’s hydraulic fracturing market, relative to the same period in 2012, fewer sales of North America hybrid-propulsion systems for transit buses and continued weakness in the Outside North America Off-Highway mining sector end market. Partially offsetting these declines were strength in the North America On-Highway end market, our largest, and the Service Parts, Support Equipment & Other end market.

Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $162 million, or 34.7 percent of net sales, compared to $160 million, or 32.3 percent of net sales, for the same period in 2012. Excluding $12 million of technology-related license expenses Adjusted EBITDA for the third quarter of 2012 was $172 million, or 34.8 percent of net sales. Adjusted Free Cash Flow, also a non-GAAP financial measure, for the quarter was $116 million compared to $120 million for the same period in 2012.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “Allison continued to demonstrate strong operating margins and cash flow during the third quarter by executing initiatives to proactively align costs and programs across our business with end markets demand conditions while investing in growth opportunities. Although near-term economic uncertainties persist in our markets, we are encouraged by the growth we have experienced in the North American On-Highway end-market, our largest. During the third quarter, consistent with Allison’s prudent approach to capital structure management, we reduced the applicable borrowing margin of our Senior Secured Credit Facility Term B-3 Loan due in 2019 and repaid $78 million of debt. In addition, highlighting our commitment to the return of capital to Allison’s shareholders, we completed a $100 million share repurchase and paid a quarterly dividend of $0.12 per share.”

Third Quarter Net Sales by End Market

End Market	Q3 2013 Net Sales ($M)	Q3 2012 Net Sales ($M)	% Variance
North America On-Highway	$212	$189	12%
North America Hybrid-Propulsion Systems for Transit Bus	$15	$30	(50%)
North America Off-Highway	$9	$22	(59%)
Defense	$52	$74	(30%)
Outside North America On-Highway	$70	$73	(4%)
Outside North America Off-Highway	$16	$22	(27%)
Service Parts, Support Equipment & Other	$92	$84	10%
Total Net Sales	$466	$494	(6%)

Third Quarter Highlights

North America On-Highway end market net sales were up 12 percent from the same period in 2012 principally driven by higher demand for Rugged Duty and Highway Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down 50 percent from the same period in 2012 principally driven by lower demand and intra-year movement in the timing of orders.

North America Off-Highway end market net sales were down 59 percent from the same period in 2012 principally driven by lower demand from hydraulic fracturing applications, and essentially flat on a sequential basis for the third consecutive quarter.

Defense end market net sales were down 30 percent from the same period in 2012 principally driven by continued reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts.

Outside North America On-Highway end market net sales were down 4 percent from the same period in 2012 reflecting weakness in Japan truck, and China and Latin America bus tenders timing, partially offset by improved demand conditions in Russia bus.

Outside North America Off-Highway end market net sales were down 27 percent from the same period in 2012 principally driven by weakness in the mining sector.

Service Parts, Support Equipment & Other end market net sales were up 10 percent from the same period in 2012 principally driven by higher demand for North America On-Highway and Off-Highway service parts.

Gross profit for the quarter was $206 million, a decrease of 8 percent from gross profit of $224 million for the same period in 2012. Gross margin for the quarter was 44.2 percent, a decrease of 130 basis points from a gross margin of 45.5 percent for the same period of 2012. The decrease in gross profit from the same period in 2012 was principally driven by decreased net sales.

Selling, general and administrative expenses for the quarter were $74 million, a decrease of 23 percent from $97 million for the same period in 2012. The decrease was principally driven by $12 million of lower intangible asset amortization, reduced global commercial spending activities, favorable product warranty expense and a warranty expense reduction for the dual power inverter module (“DPIM”) extended coverage program partially offset by $2 million of higher employee stock compensation expense. The DPIM warranty expense reduction is attributable to favorable claims experience with the DPIM replacement introduced in late 2008.

Engineering – research and development expenses for the quarter were $21 million, compared to $36 million for the same period in 2012, a decrease of $3 million excluding the previously noted 2012 technology-related license expenses of $12 million. The decrease was principally driven by reduced product initiatives spending.

Third Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $162 million, or 34.7 percent of net sales, compared to $160 million, or 32.3 percent of net sales, for the same period in 2012. Excluding $12 million of technology-related license expenses Adjusted EBITDA for the third quarter of 2012 was $172 million, or 34.8 percent of net sales. The decrease in Adjusted EBITDA excluding technology-related license expenses from the same period in 2012 was principally driven by decreased net sales, partially offset by reduced global commercial and product initiatives spending.

Adjusted Net Income for the quarter was $101 million compared to $100 million for the same period in 2012. The increase in Adjusted Net Income was principally driven by reduced global commercial and product initiatives spending, and $12 million of technology-related license expenses in 2012 partially offset by decreased net sales and higher employee stock compensation expense.

Adjusted Free Cash Flow for the quarter was $116 million compared to $120 million for the same period in 2012. The decrease was principally driven by decreased net cash provided by operating activities partially offset by reduced capital expenditures. The decrease in capital expenditures was principally driven by lower 2013 product initiatives spending.

Full Year 2013 Guidance Update

Our updated full year 2013 guidance includes Adjusted EBITDA excluding technology-related license expenses in the range of $630 to $640 million and Adjusted Free Cash Flow in the range of $340 to $360 million. We expect to achieve these levels on revised net sales for full year 2013 in the range of $1,920 to $1,935 million, implying an Adjusted EBITDA margin excluding technology-related license expenses in the range of 32.75 to 33.25 percent. Our updated guidance is within the ranges provided last quarter on all metrics.

In the fourth quarter of 2013, we expect net sales to stabilize on a year-over-year basis, an improvement relative to the sales declines experienced through the first three quarters of the year. We continue to anticipate improving trends in the fourth quarter of 2013 which we expect to be driven by growth in global On-Highway and Service Parts, Support Equipment & Other end markets, and abating year-over-year declines in the North America Off-Highway and North America Hybrid-Propulsion Systems for Transit Bus end markets. During the fourth quarter of 2013, as we have done throughout first three quarters of the year, we will focus on delivering our Adjusted EBITDA excluding technology-related license expenses and Adjusted Free Cash Flow commitments through the execution of initiatives that align costs and programs across our business with end markets demand conditions. Finally, we are updating our full year 2013 guidance for capital expenditures to a range of $75 to $80 million and cash income taxes to a range of $8 to $12 million.

Conference Call and Webcast

The company will host a conference call at 4:30 p.m. ET on Monday October 28 to discuss its third quarter 2013 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. The passcode for the call is 10000572. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 7:30 p.m. ET on October 28 until 11:59 p.m. ET on November 4. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. The replay passcode is 10000572.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,800 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; and labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

(317) 242-3078

ir@allisontransmission.com

Media Relations

(317) 242-5000

media@allisontransmission.com

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net sales	$466.3	$493.5	$1,435.8	$1,654.8
Cost of sales	260.2	269.1	805.3	894.7

Gross profit	206.1	224.4	630.5	760.1
Selling, general and administrative expenses	74.0	96.7	247.5	307.0
Engineering—research and development	20.9	35.9	72.7	87.0

Operating income	111.2	91.8	310.3	366.1
Interest expense, net	(37.3)	(40.8)	(104.5)	(115.6)
Other expense, net	(1.5)	(1.8)	(7.2)	(55.4)

Income before income taxes	72.4	49.2	198.6	195.1
Income tax (expense) benefit	(27.9)	(17.0)	(76.1)	307.9

Net income	$44.5	$32.2	$122.5	$503.0

Basic earnings per share attributable to common stockholders	$0.24	$0.18	$0.66	$2.77
Diluted earnings per share attributable to common stockholders	$0.24	$0.17	$0.65	$2.70

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

	September 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$152.3	$80.2
Accounts receivables—net of allowance for doubtful accounts of $0.9 and $0.9, respectively	198.7	165.0
Inventories	165.9	157.1
Deferred income taxes, net	56.9	55.3
Other current assets	33.2	32.7

Total Current Assets	607.0	490.3
Property, plant and equipment, net	553.1	596.2
Intangible assets, net	3,577.0	3,657.1
Deferred income taxes, net	1.1	32.3
Other non-current assets	73.0	90.1

TOTAL ASSETS	$4,811.2	$4,866.0

LIABILITIES
Current Liabilities
Accounts payable	$163.9	$133.1
Current portion of long term debt	11.4	19.5
Other current liabilities	223.0	225.2

Total Current Liabilities	398.3	377.8
Long term debt	2,719.8	2,801.3
Other non-current liabilities	325.3	330.0

TOTAL LIABILITIES	3,443.4	3,509.1
TOTAL STOCKHOLDERS’ EQUITY	1,367.8	1,356.9

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,811.2	$4,866.0

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$131.0	$138.9	$315.4	$385.4
Net cash used for investing activities (a)	(15.2)	(38.5)	(45.8)	(108.5)
Net cash used for financing activities	(190.0)	(120.2)	(207.7)	(508.3)
Effect of exchange rate changes in cash	(0.9)	(10.4)	10.2	(0.7)

Net (decrease) increase in cash and cash equivalents	(75.1)	(30.2)	72.1	(232.1)
Cash and cash equivalents at beginning of period	227.4	112.1	80.2	314.0

Cash and cash equivalents at end of period	$152.3	$81.9	$152.3	$81.9

Supplemental disclosures:
Interest paid	$33.3	$31.8	$112.9	$120.6
Income taxes paid	$0.5	$2.6	$3.5	$9.0
(a) Additions of long-lived assets	$(15.4)	$(31.4)	$(41.2)	$(93.9)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net income	$44.5	$32.2	$122.5	$503.0
plus:
Interest expense, net	37.3	40.8	104.5	115.6
Cash interest expense	(33.3)	(31.8)	(112.9)	(120.6)
Income tax expense (benefit)	27.9	17.0	76.1	(307.9)
Cash income taxes	(0.5)	(2.6)	(3.5)	(9.0)
Technology-related investments expense (a)	—	6.4	2.5	14.4
Public offering expenses (b)	0.3	—	0.9	6.1
Fee to terminate services agreement with the Sponsors (c)	—	—	—	16.0
Amortization of intangible assets	25.1	37.5	80.1	112.5

Adjusted net income	$101.3	$99.5	$270.2	$330.1
Cash interest expense	33.3	31.8	112.9	120.6
Cash income taxes	0.5	2.6	3.5	9.0
Depreciation of property, plant and equipment	24.4	26.1	74.1	76.0
Loss on redemptions and repayments of long-term debt (d)	0.5	0.5	0.5	21.6
Dual power inverter module extended coverage (e)	(2.4)	—	(2.4)	9.4
Benefit plan re-measurement (f)	—	—	—	2.3
Unrealized (gain) loss on commodity hedge contracts (g)	(0.8)	(2.1)	1.1	(0.9)
Unrealized loss (gain) on foreign exchange (h)	1.8	—	2.3	(0.2)
Restructuring charge (i)	—	—	1.0	—
Other (j)	3.0	1.1	10.7	5.3

Adjusted EBITDA	$161.6	$159.5	$473.9	$573.2

Adjusted EBITDA excluding technology-related license expenses (k)	$161.6	$171.5	$479.9	$585.2

Net sales	$466.3	$493.5	$1,435.8	$1,654.8
Adjusted EBITDA margin	34.7%	32.3%	33.0%	34.6%
Adjusted EBITDA margin excluding technology-related license expenses (k)	34.7%	34.8%	33.4%	35.4%
Net Cash Provided by Operating Activities	$131.0	$138.9	$315.4	$385.4
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(15.4)	(31.4)	(41.2)	(93.9)
Fee to terminate services agreement with the Sponsors (c)	—	—	—	16.0
Technology-related license expenses (k)	—	12.0	6.0	12.0

Adjusted Free Cash Flow	$115.6	$119.5	$280.2	$319.5

(a)	Represents an impairment charge (recorded in Other expense, net) for investments in co-development agreements with various companies to expand our position in transmission technologies.
(b)	Represents fees and expenses (recorded in Other expense, net) related to our initial public offering in March 2012, proposed and withdrawn secondary offering in April 2013 and secondary offering in August 2013.
(c)	Represents a one-time payment (recorded in Other expense, net) to terminate the services agreement with investment funds affiliated with The Carlyle Group and Onex Corporation (collectively, our “Sponsors”).
(d)	Represents losses (recorded in Other expense, net) realized on the redemptions and repayments of Allison Transmission, Inc.’s, our wholly owned subsidiary, long-term debt.
(e)	During the third quarter of 2013, we conducted a review of the Dual Power Inverter Module (“DPIM”) extended coverage program resulting in a reduction of the DPIM liability, partially offset by a reduction of the associated General Motors (“GM”) receivable totaling a net credit (recorded in Selling, general and administrative expenses). During the second quarter of 2012, we recorded a charge (recorded in Selling, general and administrative expenses) to increase our liability related to the DPIM extended coverage program due to claims data and additional design issues identified during introduction of replacement units. The total liability and GM receivable will continue to be reviewed for any changes in estimate as additional claims data and field information become available.
(f)	Represents a settlement charge (recorded in Other expense, net) related to the settlement of pension obligations for certain qualified hourly employees from our hourly defined benefit pension plan to GM’s pension plan as part of the asset purchase agreement dated June 28, 2007.
(g)	Represents (gains) losses (recorded in Other expense, net) on the mark-to-market of our commodity hedge contracts.
(h)	Represents losses (gains) (recorded in Other expense, net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(i)	Represents a charge (recorded in Selling, general and administrative, and Engineering – research and development) related to an employee headcount reduction program in the second quarter of 2013.
(j)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development) and service fees paid to our Sponsors (recorded in Selling, general and administrative expenses).
(k)	Represents payments (recorded in Engineering – research and development) for licenses to expand our position in transmission technologies.